EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

George Morgenstern, CEO
DATA SYSTEMS & SOFTWARE INC.
(201) 529-2026 E-mail: ir@dssiinc.com

            DATA SYSTEMS & SOFTWARE INC. ANNOUNCES NOTICE OF CURRENT
                      COMPLIANCE FROM NASDAQ LISTING PANEL

            - SYMBOL TO RETURN TO "DSSI" COMMENCING AUGUST 19, 2004 -

MAHWAH, NEW JERSEY - AUGUST 18, 2004 -- DATA SYSTEMS & SOFTWARE INC. (NASDAQ:
DSSIC) today announced that it has received notice from the Nasdaq Listing Qualifications Panel that, with the recent filing of its quarterly report on Form 10-Q for the quarterly period ended June 30, 2004 reflecting shareholders equity of $2.67 million, the Company has evidenced compliance with the current requirements for continued listing set forth in the Panel's decision of July 22, 2004. The notice stated that the continued listing of the Company's Common Shares is subject to the Company's filing of all required SEC reports related to the year ending December 31, 2004. The Company must also maintain compliance with all requirements for continued listing on the Nasdaq SmallCap Market, including the requirement that the Company maintain shareholders equity of at least $2.5 million.

      Effective the opening of business on Thursday, August 19, 2004, the trading symbol for the Company's Common Stock on the Nasdaq SmallCap Market will revert to "DSSI".

      DSSI is a provider of software consulting and development services and is an authorized direct seller and value added reseller of computer hardware. In addition, its Comverge Inc. affiliate provides energy intelligence solutions to utilities. For more information, contact: George Morgenstern, CEO, (201) 529-2026, ir@dssiinc.com.

This press release includes forward-looking statements, which are subject to risks and uncertainties. Actual results may differ from those projected or implied by such forward-looking statements. There is no assurance that the Company will maintain compliance with the conditions in the Listing Panel's decision and the maintenance standards of The Nasdaq SmallCap Market which, as applicable to the Company, require it to maintain shareholders equity of at least $2.5 million and to comply with various other maintenance requirements, including that the bid price for the for the Company's Common Stock be at least $1.00 per share. Compliance with the minimum shareholders equity requirement will depend on the Company's consolidated operating results for the third quarter of 2004 and future periods, as well as upon other transactions or events during the current and future periods which may affect the Company's assets and liabilities. A closing bid price for the Common Stock of less than $1.00 per share for 30 consecutive trading days would be followed by a warning from Nasdaq and further proceedings if compliance is not regained. Any failure to comply with the minimum shareholders equity and minimum bid requirements and the other quantitative and qualitative criteria for continued listing on the The Nasdaq SmallCap Market, will subject the Common Stock to further delisting proceedings.

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The Company may require additional liquidity to finance its US-based operating and corporate activities over the next 12 months. Should the Company be unsuccessful in completing a transaction providing the necessary liquidity, it may not have sufficient funds to finance its US-based operating activities and corporate activities for such period. If such additional financing is needed, there is no assurance that the Company will be successful in obtaining such financing on a timely basis from any of the alternatives being considered or from any other transaction. A more complete discussion of risks and uncertainties which may affect the accuracy of these statements and the Company's business generally is included in "Business--Factors Which May Affect Future Results" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.